EXHIBIT 21.1

LIST OF SUBSIDIARIES

Sunway Global Inc. has the following subsidiaries and affiliates:

Subsidiaries’ or Affiliate’s Name	Jurisdiction of Incorporation or Organization	Percentage of Ownership

World Through Limited (“WTL”)	British Virgin Islands	100% by Sunway Global Inc.
Sunway World Through Technology (Daqing) Co., Ltd. (“SWT”)	PRC	100% by WTL
*Daqing Sunway Technology Co., Ltd.	PRC	100% by SWT

Beijing Sunway New-Force Medical Treatment Tech Co., Ltd.	PRC	100% by SWT

*Deemed variable interest entity